Exhibit 99.1

1360 Porter Street w Dearborn, MI 48124
Phone (313) 565-5700 • Fax (313) 561-2291
Dearborn and Birmingham, Michigan, September 14, 2006...
Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, and Fidelity Financial Corporation of Michigan, the holding company for Fidelity Bank headquartered in Birmingham, Michigan, today announced that they have signed a definitive agreement under which Dearborn Bancorp will acquire the Fidelity organization for approximately $70 million in an all-cash transaction.
Privately held Fidelity had total assets of $250 million, total deposits of $217 million and total loans of approximately $187 million as of June 30, 2006. The acquisition will expand Dearborn Bancorp’s presence in Oakland County, Michigan, through the addition of Fidelity’s seven branch offices.
After the merger, Dearborn Bancorp will have 20 offices in Southeast Michigan, total assets of approximately $1 billion, total loans of approximately $900 million and total deposits of approximately $850 million.
Michael J. Ross, President and Chief Executive Officer of Dearborn Bancorp, said, “Fidelity compliments our franchise in southeast Michigan, and expands our presence in the very attractive Oakland County market. Fidelity is a quality organization with a similar community banking model to our own. We look forward to welcoming Fidelity into the Dearborn Bancorp family.” Ross also emphasized that the transaction will be fully accretive to 2007 diluted earnings per share.
John Lindsey, President and Chief Executive Officer of Fidelity Financial Corporation, added, “We are very pleased to announce this merger. Our companies share a similar philosophy of providing excellent customer service. The increased capacity we derive from being part of a larger institution will be of great help in that regard.”
Following the merger of the operations, Fidelity’s CEO, John Lindsey, will become Dearborn’s Oakland Regional President and the seven Fidelity branches will continue to operate under the Fidelity name.
Pending the required approvals by the appropriate federal and state regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, the transaction is expected to close in January of 2007.

About Oakland County, Michigan:
Oakland County is one of the largest and most affluent counties in the United States. The median home value in Oakland County is $213,696, which exceeds the median home value in the United States by 53%. With a population of over 1.2 million, Oakland County is the 31st largest county in the United States and has the fourth highest per capita household income of any county in the United States with a population over 1 million. Oakland County is also home to eight Fortune 500 companies and represents a significant banking market with over $33 billion in deposits in 2005.
About Dearborn Bancorp, Inc.:
Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, Auburn Hills, Ann Arbor, and Saline in the State of Michigan. An office in Shelby Township is expected to open in the fourth quarter of 2006. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
Oppenheimer & Co. Inc. served as financial advisor to Dearborn Bancorp, Inc.
Hovde Financial, Inc. served as financial advisor to Fidelity Financial Corporation.
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For further information, contact:
Michael J. Ross, President and CEO of Dearborn Bancorp, Inc. at (313) 565-5700;
John Lindsey, President and CEO of Fidelity Financial Corporation at (248) 642-1900; or
Jeffrey L. Karafa, CFO of Dearborn Bancorp, Inc. at (313) 381-3200.